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                       February 16, 2021

       John C. Turner
       Chief Executive Officer, President and Director
       GMS Inc.
       100 Crescent Centre Parkway, Suite 800
       Tucker, Georgia 30084

                                                        Re: GMS Inc.
                                                            Form 10-K for the
Fiscal Year Ended April 30, 2020
                                                            Filed June 25, 2020
                                                            File No. 1-37784

       Dear Mr. Turner:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Trade & Services
       cc:                                              Craig Apolinsky